                                                                    EXHIBIT 99.1

FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President-Finance and Chief Financial Officer
Rockford, Illinois
815-962-8867

FOR IMMEDIATE RELEASE
MONDAY, MARCH 24, 2003


                   CLARCOR REPORTS FIRST QUARTER 2003 RESULTS

                      Q1 SALES AND OPERATING PROFIT UP 8%;
                       NET EARNINGS UP 20% OVER LAST YEAR

                 UNAUDITED FISCAL FIRST QUARTER 2003 HIGHLIGHTS
          (Amounts in thousands, except per share data and percentages)

        ----------------------------------------------------------------------------------
                                                         QUARTER ENDED                 %
                                                     3/1/03          3/2/02         CHANGE
        ----------------------------------------------------------------------------------
        AS REPORTED ON A GAAP BASIS:
        Net Sales                                 $   171,494     $   158,262         8.4
        Operating Profit                          $    15,487     $    14,406         7.5
        Net Earnings                              $     9,596     $     7,998        20.0
        Diluted Earnings Per Share                $      0.38     $      0.32        18.8
        Average Diluted Shares Outstanding         25,348,353      25,006,604         1.4
        ----------------------------------------------------------------------------------

FIRST QUARTER 2003 OPERATING REVIEW
     ROCKFORD, IL, MONDAY, MARCH 24, 2003-- CLARCOR INC. (NYSE: CLC) today reported results for the first quarter ended March 1, 2003. Sales in the first quarter of 2003 increased by $13 million, an 8% increase compared to 2002. Operating profit in 2003 increased by 8% and net earnings by 20% compared to the same quarter in 2002. Diluted earnings per share increased by 19%. A weaker U.S. dollar improved sales by approximately $1.5 million. Overall, excluding the impact of the favorable currency translation and an acquisition made in June 2002, sales grew by 5% from last year's first quarter. Cash flow from operations was $13.2 million in the first quarter compared to $12.0 million in the same quarter in 2002.

Norm Johnson, CLARCOR's Chairman and Chief Executive Officer, said, "We had a very good first quarter. Sales, net earnings and cash flow from operations were at the high end of the range we expected when the quarter began. We were able to absorb significantly higher pension, health care and insurance costs and still increase operating profit this quarter by 8%. Increased cash flow also enabled us to continue to reduce our debt by over $12 million, further strengthening an already strong balance sheet. Higher operating profit, significantly reduced debt and lower interest rates resulted in a 20% increase in net earnings over last year.

"Our Engine/Mobile segment had a strong first quarter with sales increasing by over 15%, including the impact from the acquisition of Locker Filtration in June 2002. Excluding that acquisition, sales still grew by over 8%, primarily from growth in the heavy-duty aftermarket. We also saw increased filter sales to original equipment manufacturers. Segment operating profit grew by 13% driven by cost controls and a favorable sales mix.

"Sales at our Industrial/Environmental segment rose by over 5%. On a product basis, we saw increased sales of HVAC air filters, filters used in oil drilling and liquid process filters sold to the beverage industry. The continued slow pace of domestic and international capital spending reduced sales of air quality systems and sales of filters used in the aerospace industry below our original expectations. Domestic manufacturing activity generally affects sales in this segment more than it does sales in our Engine/Mobile Filtration segment. However, we expect recent product introductions, such as a new line of dust collectors and additional filter products for the oil drilling industry, to favorably impact sales later this year.

"The focus in our Industrial/Environmental segment in 2003 continues to be to improve operating margins towards our goal of 10% on an annual basis within three years. Although margins in the first quarter were not as strong as we expected, we believe that margins will improve significantly as the year progresses. As sales increase in future quarters, we will be able to leverage our fixed manufacturing and administrative costs. In addition, we are rationalizing product lines at several manufacturing plants and reorganizing other facilities to improve productivity. Though we are absorbing costs from these initiatives currently, we expect a positive impact on margins in the future.

"Our Packaging segment had a slow first quarter with a small decline in sales and operating profit from last year. Although metal product sales were good, plastic product sales were below last year's levels. The first quarter is normally the weakest for our Packaging segment and is not usually a good indication of activity for the rest of the year. We remain confident that both Packaging sales and profits will improve as the year progresses and will exceed last year's levels.

 "We continue to expect that diluted earnings per share for 2003 will be in the $1.92 to $2.02 range. Most of our sales are in the filtration aftermarket, and therefore our revenues tend to be more stable in difficult economic times than are sales of companies that sell primarily into the OEM markets. Nevertheless, we are not immune to the economy, and another recession so soon after the last one would certainly affect us. Likewise, the war in the Middle East certainly adds an uncertainty that makes the future less clear. Still, we see no reason to change our earnings expectations at this time, particularly after a good first quarter.

"We remain very optimistic regarding CLARCOR's future. The positive impact of our Total Filtration Program is becoming more and more evident. It has enabled us to offer more products to our current customers and to build new relationships with companies we had never sold to previously. Our Total Filtration Program combined with the efforts of all our operating companies to build their individual sales through new products and new customer relationships will clearly drive our growth this year. Even in a difficult economic environment and with a war of uncertain duration, we remain committed to our goal of improved sales and earnings in 2003."

CLARCOR will be holding a conference call to discuss the first quarter results at 10:00 am CST on March 24, 2003. Interested parties can listen to the conference call at www.clarcor.com or www.companyboardroom.com. A replay will be available on these websites and also at 800-642-1687 or 706-645-9291 and providing confirmation code 8970544. The replay will be available through March 31, 2003 by telephone and for 30 days on the Internet.

CLARCOR is based in Rockford, Illinois, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.

The statements in this release concerning the Company's sales, earnings, business performance and prospects are forward-looking statements that involve risk and uncertainties, including the effect of changes in product demand, availability of labor, price and product competition, raw material costs, energy prices, productivity improvement and plant consolidation programs, distribution channels, acquisitions and divestitures, general economic conditions in both domestic and foreign markets, interest rates, currency fluctuations, the success of our Total Filtration Program, market disruptions caused by domestic or international conflicts and other factors discussed in filings made with the Securities and Exchange Commission.

                                  TABLES FOLLOW

                                    - MORE -

CLARCOR 2003 UNAUDITED FIRST QUARTER RESULTS cont'd.
Page 4


CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share data)

                                                          First Quarter
                                                   ----------------------------
For periods ended March 1, 2003 and March 2, 2002      2003           2002
-------------------------------------------------------------------------------

Net sales ........................................ $    171,494    $    158,262
Cost of sales ....................................      123,145         113,552
                                                   ------------    ------------
     Gross profit ................................       48,349          44,710
Selling and administrative expenses ..............       32,862          30,304
                                                   ------------    ------------
     Operating profit ............................       15,487          14,406
Other income (expense) ...........................         (375)         (1,890)
                                                   ------------    ------------
     Earnings before income taxes ................       15,112          12,516
Income taxes .....................................        5,516           4,518
                                                   ------------    ------------

Net earnings ..................................... $      9,596    $      7,998
                                                   ============    ============

Net earnings per common share:
   Basic ......................................... $       0.39    $       0.32
                                                   ============    ============
   Diluted ....................................... $       0.38    $       0.32
                                                   ============    ============

Average shares outstanding:
   Basic .........................................   24,920,638      24,689,170
   Diluted .......................................   25,348,353      25,006,604




CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

                                                  March 1,   November 30,
                                                    2003         2002
-------------------------------------------------------------------------
ASSETS
Current assets:
      Cash and cash investments .............     $  8,824     $ 13,747
      Accounts receivable, net ..............      113,460      121,482
      Inventories ...........................      108,637      101,846
      Other .................................       22,542       22,671
                                                  --------     --------
             Total current assets ...........      253,463      259,746
Plant assets, net ...........................      130,864      132,892
Acquired intangibles, net ...................      122,575      122,529
Pension assets ..............................       21,442       21,771
Other assets ................................        9,187        9,181
                                                  --------     --------
                                                  $537,531     $546,119
                                                  ========     ========


LIABILITIES
Current liabilities:
      Current portion of long-term debt .....     $ 56,414     $ 68,456
      Accounts payable and accrued
        liabilities .........................       88,123       97,738
      Income taxes ..........................       11,686        8,061
                                                  --------     --------
             Total current liabilities ......      156,223      174,255
Long-term debt ..............................       22,426       22,648
Long-term pension liabilities ...............        8,272        7,823
Other liabilities ...........................       26,694       25,932
                                                  --------     --------
                                                   213,615      230,658
SHAREHOLDERS' EQUITY ........................      323,916      315,461
                                                  --------     --------
                                                  $537,531     $546,119
                                                  ========     ========



SUMMARY CASH FLOWS
(Dollars in thousands)

                                                  Three Months
                                             -----------------------
                                               2003          2002
--------------------------------------------------------------------
FROM OPERATING ACTIVITIES
Net earnings ...........................     $  9,596      $  7,998
Depreciation ...........................        4,967         5,006
Amortization ...........................          225           182
Changes in assets and liabilities ......       (1,570)       (1,221)
Other, net .............................          -             (10)
                                             --------      --------
     Total provided (used) by
       operating activities ............       13,218        11,955
                                             --------      --------

FROM INVESTING ACTIVITIES
Plant asset additions ..................       (3,017)       (3,280)
Business acquisitions ..................          -           3,694
Other, net .............................            7           (48)
                                             --------      --------
     Total provided (used) by
       investing activities ............       (3,010)          366
                                             --------      --------

FROM FINANCING ACTIVITIES
Proceeds from line of credit ...........        6,250         5,500
Payments on line of credit .............      (18,333)      (14,500)
Payments on long-term debt .............         (181)         (197)
Cash dividends paid ....................       (3,052)       (2,954)
Other, net .............................          162         1,365
                                             --------      --------
     Total provided (used) by
       financing activities ............      (15,154)      (10,786)
                                             --------      --------

Effect of exchange rate
     changes on cash ...................           23           (69)
                                             --------      --------

CHANGE IN CASH AND
     CASH INVESTMENTS ..................     $ (4,923)     $  1,466
                                             ========      ========

CLARCOR 2003 UNAUDITED FIRST QUARTER RESULTS cont'd.
Page 5



QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

                                                      QUARTER ENDED
                                                  ---------------------
                                                   MARCH 1      MARCH 2
                                                    2003         2002
                                                  --------     --------
NET SALES BY SEGMENT:
   Engine/Mobile Filtration .................     $ 66,776     $ 57,839
   Industrial/Environmental Filtration ......       90,369       85,950
   Packaging ................................       14,349       14,473
                                                  --------     --------
                                                  $171,494     $158,262
                                                  ========     ========

OPERATING PROFIT BY SEGMENT:
   Engine/Mobile Filtration .................     $ 12,686     $ 11,258
   Industrial/Environmental Filtration ......        2,373        2,530
   Packaging ................................          428          618
                                                  --------     --------
                                                  $ 15,487     $ 14,406
                                                  ========     ========




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